EX-99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Trust for Credit Unions and to the use of our report dated October 21, 2016 on the financial statements and financial highlights of the Ultra-Short Duration Government Portfolio and Short Duration Portfolio. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which is incorporated by reference into the Prospectus and Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 29, 2016